Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2018 (except for the reverse stock splits described in Note 2, as to which the date is May 2, 2018 and December 24, 2019, respectively), with respect to the consolidated financial statements of Delcath Systems, Inc. contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton, LLP

New York, New York

December 30, 2019